Exhibit 99.1

Byline Bancorp, Inc. announces Virtual 2020 Annual Meeting of Stockholders

Chicago, IL, May 29, 2020 – Byline Bancorp, Inc. (NYSE: BY) today announced that due to the continuing coronavirus (COVID-19) pandemic and out of concern for the health and safety of its stockholders and other possible attendees at its 2020 Annual Meeting of Stockholders (the “Annual Meeting”), the Company has changed the format of the Annual Meeting in order to hold it as a virtual meeting only.

The Annual Meeting will still be held at the previously-announced time and date of 8:30 a.m. Central Standard Time, on June 9, 2020. However, stockholders will not be able to attend the Annual Meeting in person. Rather, stockholders may attend the Annual Meeting only via remote communication as described below and in the Notice of Change to Virtual Meeting Format of the 2020 Annual Meeting of Stockholders of Byline Bancorp, Inc. filed with the Securities and Exchange Commission on May 29, 2020.

There has been no change to the business to be conducted at the Annual Meeting. As described in the proxy materials for the Annual Meeting previously filed and made available, stockholders of record and beneficial holders of the Company’s common stock as of the close of business on April 23, 2020 will be entitled to virtually attend and submit written questions at the Annual Meeting. To virtually attend the Annual Meeting, stockholders must visit https://web.lumiagm.com/216815308 . In order to be admitted to the virtual meeting website, stockholders will need to use the unique control number included on the proxy card, voting instructions or notice previously received, and type the password “byline2020” to login to the meeting.

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. is the parent company for Byline Bank, a full service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank has approximately $5.7 billion in assets and operates more than 50 full service branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top five Small Business Administration lenders in the United States.

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Contacts:

Media Investors

Erin O’Neill Tony Rossi

Director of Marketing, Byline Bank Financial Profiles, Inc.

eoneill@bylinebank.comBYIR@bylinebank.com

(773) 475-2901(310) 622-8221